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                                                                     EXHIBIT 99

PARKERNEWS                                       [PARKER DRILLING COMPANY LOGO]

Parker Drilling Company
Parker Building, Eight East Third Street Tulsa Oklahoma 74103    (918) 585-8221
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FOR IMMEDIATE RELEASE                         FOR FURTHER INFORMATION, CONTACT:
                                              Ed Hendrix 918-631-1273
                                              or Phil Burch 918-631-1320


PARKER DRILLING CLOSES ON MALLARD, QUAIL ACQUISITIONS

(Tulsa, Okla., Nov. 12, 1996) -- Parker Drilling Company (NYSE: PKD) today announced the completion of two acquisitions: Mallard Bay Drilling, Inc., for $338 million; and Quail Tools, Inc., for $65 million.

        Mallard operates 40 drilling and workover barges in the shallow waters of the Gulf of Mexico and Nigeria, plus seven platform rigs in the Gulf of Mexico and offshore Peru and Thailand. The company was purchased from Energy Ventures, Inc. (NYSE: EVI). Quail is a provider of premium rental tools used in difficult well drilling, production and workover primarily to companies working in the Gulf of Mexico and Gulf Coast land regions. Both companies are based in New Iberia, La.

        Parker said the acquisitions were financed with the proceeds from the sale of $300 million of senior notes and a $100 million bank term loan. In addition, $25 million of convertible preferred stock was issued to Energy Ventures, Inc., which will automatically be converted into common stock.

        "With the closing of these key acquisitions, Parker is now positioned in the active Gulf of Mexico drilling and rental tool markets," said Robert L. Parker Jr., president and chief executive officer. "These businesses complement Parker's land contract drilling business and provide opportunities for expansion into worldwide markets," he added.

        Parker, founded in 1934, has operated in 48 nations worldwide. The company is based in Tulsa.

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